Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports Fourth Quarter and Fiscal 2020 Financial Results

Fourth Quarter and Fiscal 2020 Revenues of $206.4 and $747.7 Million, Increased 11.5 percent and 4.2 percent, respectively, over 2019

Fourth Quarter and Fiscal 2020 Unmanned Systems Segment Revenues of $49.5 and $187.0 Million, Increased 29.2 and 15.9 percent, respectively, over 2019

Fourth Quarter and Fiscal 2020 Cash Flow from Operations of $25.6 Million and $44.7 Million, respectively

Fourth Quarter 2020 Book to Bill Ratio of 1.2 to 1
Fiscal 2020 Book to Bill Ratio of 1.4 to 1

SAN DIEGO, CA, February 25, 2021 – Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported its fourth quarter and fiscal 2020 financial results. For the fourth fiscal quarter of 2020, Kratos reported Revenues of $206.4 million, Operating Income of $9.0 million, Net Income of $78.1 million and Adjusted EBITDA of $22.3 million.

Fourth Quarter 2020 Revenues of $206.4 million increased 11.5 percent, as compared to Revenues of $185.1 million in the fourth quarter of 2019, reflecting organic growth in Kratos Unmanned Systems, Space and Satellite, Microwave Products, and Defense and Rocket Support Systems businesses, offset partially by certain reductions, including in our Training Solutions business primarily resulting from a previously disclosed reduction in scope of certain international training contracts and in our commercial turbine business due to reduced demand prevalent in the industry which has been impacted by COVID-19.

Operating Income of $9.0 million for the fourth quarter of 2020 decreased 3.2 percent, as compared to $9.3 million in the fourth quarter of 2019. Fourth quarter of 2020 Operating Income included increases in non-cash stock-based compensation expense of $3.7 million, depreciation expense of $0.3 million and R&D of $2.6 million. Fourth Quarter 2020 Adjusted EBITDA of

$22.3 million increased 10.4 percent, as compared to $20.2 million in the fourth quarter of 2019, primarily reflecting the increase in revenues and a favorable mix of revenues, including certain programs and products in more mature lifecycles.

Fourth quarter 2020 Cash Flow generated from Operations was $25.6 million. After the funding of $12.9 million of capital expenditures, Free Cash Flow generated from Operations was $12.7 million. Cash on hand at December 27, 2020 was $380.8 million. Kratos reported fourth quarter 2020 Net Income of $78.1 million, and GAAP EPS of $0.62 for the fourth quarter of 2020, compared to Net Income of $3.0 million and GAAP EPS of $0.03 for the fourth quarter of 2019. Included in fourth quarter 2020 Net Income is a non-cash tax benefit of $75.3 million resulting from the release of approximately $81.4 million of the valuation allowance related to deferred tax assets associated with the Company’s Net Operating Losses (NOLs). The valuation allowance was deemed no longer necessary due to recent positive earnings history coupled with Kratos’ most recent long-term financial forecasts, including the timing of expected tax deductions based on current tax regulations, and the expected utilization of the Company’s NOLs. Adjusted EPS was $0.08 for the fourth quarter of 2020 compared to $0.09 for the fourth quarter of 2019.

For the fourth quarter of 2020, Kratos’ Unmanned Systems Segment (KUS) Revenues of $49.5 million increased 29.2 percent, as compared to $38.3 million in the fourth quarter of 2019, and operating income increased by 600.0 percent, to $3.5 million in the fourth quarter of 2020 from $0.5 million in 2019. Fourth quarter 2020 KUS Adjusted EBITDA of $5.5 million increased 89.7 percent, as compared to fourth quarter 2019 Adjusted EBITDA of $2.9 million, primarily reflecting increases in certain target drone programs, offset by certain development programs, including tactical drone development programs, which typically generate lower margins.

KUS’s book-to-bill ratio for the fourth quarter of 2020 was 2.0 to 1.0 and 1.4 to 1.0 for the last twelve months ended December 27, 2020, with bookings of $270.6 million for the twelve months ended December 27, 2020. Total backlog for KUS at the end of the fourth quarter of 2020 was $237.9 million, up from $152.9 million at the end of the fourth quarter of 2019.

For the fourth quarter of 2020, Kratos’ Government Solutions Segment (KGS) reported Revenues of $156.9 million, an increase of 6.9 percent, as compared to revenues of $146.8 million in the fourth quarter of 2019, and operating income of $12.5 million, an increase of 4.2 percent, as compared to operating income of $12.0 million in the fourth quarter of 2019.

Revenues in the fourth quarter of 2020 include approximately $11.7 million from the recent ASC Signal acquisition, offset by previously disclosed scope reductions in certain international training programs of approximately $5.7 million. Fourth quarter 2020 KGS Adjusted EBITDA of $16.8 million was down from fourth quarter 2019 Adjusted EBITDA of $17.3 million, primarily reflecting a less favorable mix of revenues and increased investments in R&D.

For the fourth quarter of 2020, KGS reported a book-to-bill ratio of 1.0 to 1.0, and for the twelve months ended December 27, 2020, KGS reported a book to bill ratio of 1.4 to 1.0, with bookings of $761.7 million for the twelve months ended December 27, 2020. KGS total backlog at the end of the fourth quarter of 2020 was $684.2 million, up from $448.3 million at the end of the fourth quarter of 2019.

For the fourth quarter of 2020, Kratos reported consolidated bookings of $254.0 million and a book-to-bill ratio of 1.2 to 1.0, with consolidated bookings of $1.03 billion and a book-to-bill ratio of 1.4 to 1.0 for the last twelve months ended December 27, 2020. Backlog at December 27, 2020 was $922.2 million, up from $601.2 million at December 26, 2019 and Kratos’ bid and proposal pipeline was $9.0 billion at December 27, 2020. Backlog at December 27, 2020 was comprised of funded backlog of $643.3 million and unfunded backlog of $278.9 million.

Fiscal 2020 Revenues of $747.7 million increased 4.2 percent, as compared to Revenues of $717.5 million in fiscal 2019, reflecting organic growth in Kratos Unmanned Systems, Microwave Products, C5ISR and Defense and Rocket Support Systems businesses, offset partially by certain reductions of approximately $31.9 million in our Training Solutions business. Fiscal 2020 Revenues include approximately $21.9 million from the recent ASC Signal acquisition.

Operating Income of $29.3 million for fiscal 2020 decreased 22.9 percent, as compared to $38.0 million in fiscal 2019. Fiscal 2020 Operating Income includes increases in non-cash stock-based compensation expense of $10.0 million, depreciation expense of $1.8 million and R&D of $9.0 million, primarily reflecting investments in the Company’s space and satellite business. Kratos reported fiscal 2020 Net Income of $79.6 million, and GAAP EPS of $0.67, compared to fiscal 2019 Net Income of $12.5 million, and GAAP EPS of $0.11. Included in fiscal 2020 Net Income is a non-cash tax benefit of $73.5 million. Adjusted EPS was $0.33 for fiscal 2020 compared to $0.30 for fiscal 2019.

Fiscal 2020 Adjusted EBITDA of $78.5 million increased from $77.3 million in fiscal 2019, primarily reflecting the increase in revenues, net of the impact of the mix of revenues, including certain programs and products in more mature lifecycles, offset by increased investments primarily in R&D.

Fiscal 2020 Cash Flow generated from Operations was $44.7 million. After the funding of $35.9 million of capital expenditures, Free Cash Flow generated from Operations was $8.8 million. A benefit related to approximately $9.5 million of employer payroll tax amounts was deferred in 2020 under the CARES Act, with 50 percent of the deferred amounts required to be paid by the end of 2021 and the remaining 50 percent required to be paid by the end of 2022.

Eric DeMarco, Kratos’ President and CEO, said, “Kratos ended 2020 with a 1.4 to 1.0 book to bill ratio for the year, including 1.4 to 1.0 in our Unmanned Systems business, a record backlog and an opportunity pipeline of $9 billion, providing us with confidence and visibility to our expected future growth trajectory and representative of the success of the investments we have made. As we begin 2021, approximately 60 percent of Kratos business is focused on innovative and disruptive Space, Satellite Communications and Unmanned Systems, which are expected to be some of our fastest growing and highest profit margin business areas.”

Mr. DeMarco continued, “Since our last report to you, we have received approximately $38 million in Skyborg, $18 million in LCAAT/LCASD and $10 million in other Valkyrie or Tactical Drone related program awards. Additionally, an attritableONE XQ-58A Valkyrie flew with a USAF F-22 Raptor, a USAF F-35A Lightening II and a Marine Corps F-35B in an ABMS gatewayONE Program demonstration and the Gremlins system successfully completed its third test flight series. We also continued to integrate and test multiple systems and payloads into each of Kratos’ family of affordable, high performance drones flying today, further expanding our first to market leading position, and we remain highly confident of the ultimate transformational success of this business.”

Valkyrie XQ-58A

Mr. DeMarco concluded, “Over the past several quarters, the number of large, new program opportunities that Kratos has received or that we are now pursuing has increased substantially, and in 2021 we will be making the investments to execute on, and pursue these, including the objective of substantially increasing Kratos market share and positioning Kratos for significant future organic growth, profitability, cash flow and shareholder value.”

Financial Guidance

We are providing our first quarter and full year 2021 guidance as follows:

$M	Q121	FY21
Revenues	$185 - $195	$810 - $850
R&D	$7 - $8	$30 - $32
Operating Income	$0 - $3	$33 - $38
Depreciation	$5 - $6	$20 - $21
Amortization	$2 - $3	$8
Stock Based Compensation	$5	$20
Adjusted EBITDA	$12 - $16	$81 - $87

Operating Cash Flow		$20 - $25
Capital Expenditures		$55 - $60
Free Cash Flow Use		($30 - $40)

The FY21 estimated revenues include the impact of the recent loss of a large international training contract, which contributed approximately $34.5 million to the Company’s FY20 revenues. Our Full Year 2021 guidance range includes our current forecasted business mix, and our assumptions of the expected impact of COVID-19, of which Kratos experienced increased employee cases at the end of 2020, which continued into 2021, including in California and at certain of our drone, space & satellite and C5ISR locations. Estimated Q121 and FY21 Operating Income and Adjusted EBITDA also reflect the expected mix of development type contracts and expected investments primarily in our Space and Satellite, Unmanned, C5ISR and Engine businesses, where we have received or are pursuing a number of large opportunities, including Ground Based Strategic Deterrent (“GBSD”).

The 2021 estimated Operating Cash Flow includes approximately $10 million of planned investments in engineering costs in our rocket system and engine businesses for new products and to increase Kratos’ market share, as well as approximately $5 million of the required payback of the 2020 deferred employer related payroll taxes. The 2021 capital expenditure forecast currently includes expected outlays of $20 to $25 million associated with the continued production of Valkyrie aircraft prior to receipt of expected customer award(s); therefore, these aircraft are currently reflected as Company-owned assets until receipt of the related customer award(s). Kratos will adjust the forecasted capital expenditure outlays and the ultimate balance sheet classification of these investments once expected customer orders and the nature of the contract terms can be determined. In addition, capital expenditures include investments in the Company’s space and satellite business secure facilities and company-owned space situational awareness network, capital investments related to the recent GBSD award, and investments related to the Company’s turbine and rocket system businesses.

Management will discuss the Company’s fourth quarter and fiscal 2020 financial results, as well as its first quarter and full year 2021 guidance on a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing (866) 393-0674, and referencing the call by ID number 4896875. The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops and fields transformative, affordable technology, platforms and systems for United States National Security related customers, allies and commercial enterprises. Kratos is changing the way breakthrough technologies for these industries are rapidly brought to market through proven commercial and venture capital backed approaches, including proactive research and streamlined development processes. At Kratos, affordability is a technology, and we specialize in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, hypersonic systems, training and combat systems and next generation turbo jet and turbo fan engine development. For more information go to www.kratosdefense.com.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations for its first quarter and full year 2021 revenue, R&D, operating income, depreciation, amortization, stock based compensation expense, and Adjusted EBITDA, and first quarter and full year 2021 operating cash flow, capital expenditures and other investments, and free cash flow, the Company’s future growth trajectory and ability to achieve improved revenue mix and profit in certain of its business segments and the expected timing of such profit, the

Company’s expectation of ramp on projects and that investments in its business will result in an increase in the Company’s market share and total addressable market and position the Company for significant future organic growth, profitability, cash flow and shareholder value, the Company’s bid and proposal pipeline, demand for its products and services, including the Company’s ability to successfully compete in the tactical unmanned aerial system area and expected new customer awards, including the magnitude and timing of funding and expected contract awards related to the Company’s Valkyrie program and other new tactical unmanned programs, performance of key contracts and programs, including the timing of production and demonstration related to certain of the Company’s contracts and product offerings, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions, benefits to be realized from the Company’s net operating loss carry forwards, the availability and timing of government funding for the Company’s offerings, including the strength of the future funding environment, the short-term delays that may occur as a result of Continuing Resolutions or delays in DoD budget approvals, timing of LRIP and full rate production related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, market and industry developments, and the current estimated impact of COVID-19 on our financial projections, industry, business and operations, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration and extended continuing resolutions, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and cost savings and cash flow improvements expected as a result of the refinancing of our Senior Notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks that the UAS and UGS markets do not experience significant growth; risks that we cannot expand our customer base or that our products do not achieve broad acceptance which could impact our ability to achieve our anticipated level of growth; risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks related to the new DoD Cybersecurity Maturity Model Certification (CMMC); risks relating to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that we may be required to record valuation allowances on our net operating losses which could adversely impact our profitability and financial condition; risks that the current economic environment will adversely impact our business; currently unforeseen risks associated with COVID-19 and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 27, 2020, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures and Other Performance Metrics
This news release contains non-GAAP financial measures, including Adjusted earnings per share (computed using income from continuing operations before income taxes, excluding depreciation, amortization of intangible assets, amortization of capitalized contract and development costs, stock-based compensation expense, acquisition and restructuring related items and other, which includes but is not limited to legal related items and foreign transaction gains and losses, less the estimated impact to income taxes) and including Adjusted EBITDA (which includes net income (loss) attributable to noncontrolling interest and excludes, among other things, losses and gains from discontinued operations, acquisition and restructuring related items, stock compensation expense, foreign transaction gains and losses, and the associated margin rates). Additional non-GAAP financial measures include Free Cash Flow from Operations computed as Cash Flow from Operations less Capital Expenditures and Adjusted EBITDA related to our KUS and KGS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding non-recurring items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Adjusted earnings per share (Adjusted EPS) excludes income (loss) from discontinued operations, income (loss) attributable to noncontrolling interest, depreciation, non-cash intangible amortization expense, as the Company has historically been acquisitive, non-cash amortization of capitalized contract and development costs, non-cash stock-based compensation costs, foreign transaction gains and losses, certain non-recurring items such as acquisition and restructuring related items and other, including legal fees, and the estimated impact to income taxes. Kratos believes that reporting adjusted earnings per share is a meaningful metric to present the Company’s financial results.

Another Performance Metric the Company believes is a key performance indicator in our industry is our Book to Bill Ratio as it provides investors with a measure of the amount of bookings or contract awards as compared to the amount of revenues that have been recorded during the period, and provides an indicator of how much of the Company’s backlog is being burned or utilized in a certain period. The Book to Bill Ratio is computed as the number of bookings or contract awards in the period divided by the revenues recorded for the same period.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 27,	December 29,	December 27,	December 29,
	2020	2019	2020	2019

Service revenues	$54.6	$65.5	$248.7	$272.6
Product sales	151.8	119.6	499.0	444.9
Total revenues	206.4	185.1	747.7	717.5
Cost of service revenues	40.6	49.2	182.5	192.0
Cost of product sales	111.5	87.5	362.0	335.5
Total costs	152.1	136.7	544.5	527.5
Gross profit - service revenues	14.0	16.3	66.2	80.6
Gross profit - product sales	40.3	32.1	137.0	109.4

Total gross profit	54.3	48.4	203.2	190.0

Selling, general and administrative expenses	35.2	29.4	132.5	117.6
Acquisition and restructuring related items	0.4	1.0	2.4	3.2
Research and development expenses	7.6	5.0	27.0	18.0
Depreciation	0.7	1.5	5.2	5.8
Amortization of intangible assets	1.4	2.2	6.8	7.4
Operating income	9.0	9.3	29.3	38.0
Interest expense, net	(5.9)	(5.4)	(22.8)	(21.6)
Other income (expense), net	(0.3)	0.4	0.3	(0.7)
Income from continuing operations before income taxes	2.8	4.3	6.8	15.7
Provision (benefit) for income taxes from continuing operations	(75.3)	1.0	(73.5)	4.8
Income from continuing operations	78.1	3.3	80.3	10.9
Income (loss) from discontinued operations, net of income taxes	(0.1)	(0.7)	(0.9)	1.7
Net income	$78.0	$2.6	$79.4	$12.6
Less: Net income (loss) attributable to noncontrolling interest	(0.1)	(0.4)	(0.2)	0.1
Net income attributable to Kratos	$78.1	$3.0	$79.6	$12.5

Basic income per common share attributable to Kratos:
Income from continuing operations	$0.63	$0.03	$0.70	$0.10
Income (loss) from discontinued operations	—	—	(0.01)	0.02
Net income	$0.63	$0.03	$0.69	$0.12

Diluted income per common share attributable to Kratos:
Income from continuing operations	$0.62	$0.03	$0.68	$0.10
Income (loss) from discontinued operations	—	—	(0.01)	0.01
Net income	$0.62	$0.03	$0.67	$0.11

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	123.2	106.7	115.5	106.0
Diluted weighted average common shares outstanding	127.0	109.9	118.7	109.2

Adjusted EBITDA (1)	$22.3	$20.2	$78.5	$77.3

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) attributable to Kratos adjusted for net income (loss) attributable to noncontrolling interest, income (loss) from discontinued operations, net interest expense, provision for income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items and other, and foreign transaction gain (loss).

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and interest expense, net. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased, leased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs. The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain targets in its Unmanned Systems and ballistic missile target businesses as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Legal related items. The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net income attributable to Kratos to Adjusted EBITDA is as follows:

	Three Months Ended		Twelve Months Ended
	December 27,	December 29,	December 27,	December 29,
	2020	2019	2020	2019

Net income attributable to Kratos	$78.1	$3.0	$79.6	$12.5
Loss (income) from discontinued operations, net of income taxes	0.1	0.7	0.9	(1.7)
Interest expense, net	5.9	5.4	22.8	21.6
Provision (benefit) for income taxes from continuing operations	(75.3)	1.0	(73.5)	4.8
Depreciation (including cost of service revenues and product sales)	4.7	4.4	17.8	16.0
Stock-based compensation	6.5	2.8	21.0	11.0
Foreign transaction (gain) loss	0.4	(0.1)	—	1.2
Amortization of intangible assets	1.4	2.2	6.8	7.4
Amortization of capitalized contract and development costs	0.2	0.2	0.9	1.2
Acquisition and restructuring related items and other	0.4	1.0	2.4	3.2
Plus: Net income (loss) attributable to noncontrolling interest	(0.1)	(0.4)	(0.2)	0.1

Adjusted EBITDA	$22.3	$20.2	$78.5	$77.3

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	December 27,	December 29,	December 27,	December 29,
	2020	2019	2020	2019
Acquisition and transaction related items	$0.2	$0.4	$1.7	$2.3
Restructuring costs	0.2	—	0.7	0.3
Legal related items	—	0.6	—	0.6

	$0.4	$1.0	$2.4	$3.2

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Twelve Months Ended
	December 27,	December 29,	December 27,	December 29,
	2020	2019	2020	2019
Revenues:
Unmanned Systems	$49.5	$38.3	$187.0	$161.4
Kratos Government Solutions	156.9	146.8	560.7	556.1
Total revenues	$206.4	$185.1	$747.7	$717.5

Operating income (loss)
Unmanned Systems	$3.5	$0.5	$8.7	$6.1
Kratos Government Solutions	12.5	12.0	43.6	45.2
Unallocated corporate expense, net	(7.0)	(3.2)	(23.0)	(13.3)
Total operating income	$9.0	$9.3	$29.3	$38.0

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, and acquisition and restructuring related items, corporate costs not allocated to the segments, legal related items, and other miscellaneous corporate activities.

Reconciliation of Segment Operating Income to Adjusted EBITDA is as follows:

	Three Months Ended		Twelve Months Ended
	December 27,	December 29,	December 27,	December 29,
	2020	2019	2020	2019
Unmanned Systems
Operating income	$3.5	$0.5	$8.7	$6.1
Other income	—	—	0.1	0.2
Depreciation	1.6	1.6	6.1	5.0
Amortization of intangible assets	0.2	—	0.6	0.2
Amortization of capitalized contract and development costs	0.2	0.2	0.9	1.2
Acquisition and restructuring related items and other	—	0.6	—	0.6
Adjusted EBITDA	$5.5	$2.9	$16.4	$13.3
% of revenue	11.1%	7.6%	8.8%	8.2%

Kratos Government Solutions
Operating income	$12.5	$12.0	$43.6	$45.2
Other income	0.1	0.3	0.2	0.3
Depreciation	3.1	2.8	11.7	11.0
Amortization of intangible assets	1.2	2.2	6.2	7.2
Acquisition and restructuring related items and other	(0.1)	—	0.4	0.3
Adjusted EBITDA	$16.8	$17.3	$62.1	$64.0
% of revenue	10.7%	11.8%	11.1%	11.5%

Total Adjusted EBITDA	$22.3	$20.2	$78.5	$77.3
% of revenue	10.8%	10.9%	10.5%	10.8%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	December 27,	December 29,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$380.8	$172.6
Restricted cash	0.7	—
Accounts receivable, net	272.3	264.4
Inventoried costs	81.2	61.1
Prepaid expenses	12.0	9.4
Other current assets	17.8	11.4
Current assets of discontinued operations	—	3.3
Total current assets	764.8	522.2
Property, plant and equipment, net	143.8	116.9
Operating lease right-of-use assets	42.9	42.1
Goodwill	483.9	455.6
Intangible assets, net	43.0	39.5
Other assets	84.4	9.7
Total assets	$1,562.8	$1,186.0
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$55.4	$53.8
Accrued expenses	34.7	32.7
Accrued compensation	48.1	37.1
Accrued interest	1.5	1.6
Billings in excess of costs and earnings on uncompleted contracts	34.0	34.3
Current portion of operating lease liabilities	8.9	9.9
Other current liabilities	11.9	10.0
Other current liabilities of discontinued operations	3.1	3.3
Total current liabilities	197.6	182.7
Long-term debt	301.0	295.1
Operating lease liabilities, net of current portion	38.6	37.6
Other long-term liabilities	83.0	78.7
Other long-term liabilities of discontinued operations	2.5	2.8
Total liabilities	622.7	596.9
Commitments and contingencies
Redeemable noncontrolling interest	14.8	15.0
Stockholders’ equity:
Additional paid-in capital	1,556.3	1,286.5
Accumulated other comprehensive loss	1.4	(0.4)
Accumulated deficit	(632.4)	(712.0)
Total Kratos stockholders’ equity	925.3	574.1
Total liabilities and stockholders’ equity	$1,562.8	$1,186.0

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended
	December 27,	December 29,
	2020	2019
Operating activities:
Net income	$79.4	$12.6
Less: income (loss) from discontinued operations	(0.9)	1.7
Income from continuing operations	80.3	10.9
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	24.6	23.4
Amortization of lease right-of-use-assets	9.4	11.7
Deferred income taxes	(78.2)	(4.9)
Stock-based compensation	21.0	11.0
Amortization of deferred financing costs	1.0	1.0
Provision for doubtful accounts	—	(0.2)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(3.7)	(11.6)
Unbilled receivables	3.6	(1.6)
Inventoried costs	(5.3)	(4.6)
Prepaid expenses and other assets	(10.8)	(0.6)
Operating lease liabilities	(10.2)	(6.3)
Accounts payable	(2.4)	4.8
Accrued compensation	8.5	1.7
Accrued expenses	1.0	(6.4)
Accrued interest	(0.1)	(0.1)
Billings in excess of costs and earnings on uncompleted contracts	(5.0)	(2.4)
Income tax receivable and payable	(1.1)	1.8
Other liabilities	12.1	1.3
Net cash provided by operating activities from continuing operations	44.7	28.9
Investing activities:
Cash paid for acquisitions, net of cash acquired	(51.5)	(17.7)
Capital expenditures	(35.9)	(26.3)
Proceeds from the sale of assets	0.1	0.3
Net cash used in investing activities from continuing operations	(87.3)	(43.7)
Financing activities:
Proceeds from the issuance of long-term debt	$5.1	—
Payment of long-term debt	(0.6)	—
Proceeds from the issuance of common stock, net of issuance costs	240.4	—
Payments under finance leases	(0.6)	(0.5)
Proceeds from exercise of restricted stock units, employee stock options, and employee stock purchase plan	3.4	4.0
Net cash provided by financing activities from continuing operations	247.7	3.5
Net cash flows from continuing operations	205.1	(11.3)
Net operating cash flows of discontinued operations	1.9	1.1
Effect of exchange rate changes on cash and cash equivalents	1.9	(0.2)

Net increase (decrease) in cash, cash equivalents and restricted cash	208.9	(10.4)
Cash, cash equivalents and restricted cash at beginning of period	172.6	183.0
Cash, cash equivalents and restricted cash at end of period	$381.5	$172.6

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income from continuing operations and adjusted income from continuing operations per diluted common share (Adjusted EPS) are non-GAAP measures for reporting financial performance and exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income from continuing operations before amortization of intangible assets, depreciation, stock-based compensation, foreign transaction gain/loss, and acquisition and restructuring related items and other. The estimated impact to income taxes includes the impact to the effective tax rate, current tax provision and deferred tax provision, and excludes the impact of discrete items, including transaction related expenses and release of valuation allowance, or benefit related to the add-backs.* Adjusted EPS expresses adjusted income on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Twelve Months Ended
	December 27,	December 29,	December 27,	December 29,
	2020	2019	2020	2019
Net income attributable to Kratos	$78.1	$3.0	$79.6	$12.5
Less: GAAP provision for income taxes	$(75.3)	$1.0	$(73.5)	$4.8
Less: Net income (loss) attributable to noncontrolling interest	$(0.1)	$(0.4)	$(0.2)	$0.1
Less: Loss (income) from discontinued operations, net of income taxes	$0.1	$0.7	$0.9	$(1.7)

Income from continuing operations before taxes	$2.8	$4.3	$6.8	$15.7
Add: Amortization of intangible assets	1.4	2.2	6.8	7.4
Add: Amortization of capitalized contract and development costs	0.2	0.2	0.9	1.2
Add: Depreciation	4.7	4.4	17.8	16.0
Add: Stock-based compensation	6.5	2.8	21.0	11.0
Add: Foreign transaction (gain) loss	0.4	(0.1)	—	1.2
Add: Acquisition and restructuring related items and other	0.4	1.0	2.4	3.2
Non-GAAP Adjusted income from continuing operations before income taxes	16.4	14.8	55.7	55.7

Income taxes on Non-GAAP measure Adjusted income from continuing operations*	6.5	5.4	17.1	23.0
Non-GAAP Adjusted net income (loss)	$9.9	$9.4	$38.6	$32.7

Diluted earnings per common share	$0.62	$0.03	$0.67	$0.11
Less: GAAP provision for income taxes	(0.59)	0.01	(0.61)	0.04
Less: Net income (loss) attributable to noncontrolling interest	—	—	—	—
Less: Income (loss) from discontinued operations, net of income taxes	—	—	(0.01)	0.01
Add: Amortization of intangible assets	0.01	0.02	0.06	0.06

Add: Amortization of capitalized contract and development costs	—	—	0.01	0.01
Add: Depreciation	0.04	0.04	0.15	0.15
Add: Stock-based compensation	0.05	0.03	0.18	0.10
Add: Foreign transaction (gain) loss	—	—	—	0.01
Add: Acquisition and restructuring related items and other	—	0.01	0.02	0.03
Income taxes on Non-GAAP measure Adjusted income from continuing operations*	(0.06)	(0.04)	(0.14)	(0.22)
Adjusted income from continuing operations per diluted common share	$0.08	$0.09	$0.33	$0.30

Weighted average diluted common shares outstanding	127.0	109.9	118.7	109.2

*The impact to income taxes is calculated by recasting income before income taxes to include the add-backs involved in determining Adjusted income from continuing operations before income taxes and recalculating the income tax provision (benefit), including current and deferred income taxes, using the Adjusted income from continuing operations before income taxes. The recalculation also adjusts for any discrete tax expense, including transaction related expenses and the release of valuation allowance, or benefit related to the add-backs.

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